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                                                                    EXHIBIT 6(B)




                  THIS AGREEMENT, made and entered as of the 1st day of August, 1996, by and between Yavapai Hills, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company"), and Aaron W. Weingarten (hereinafter called "Executive").

                  WHEREAS, the Company and Executive heretofore entered into an Agreement dated as of the 1st day of January, 1994, relating to the employment by the Company of the Executive (the "Executive Employment Agreement"); and

                  WHEREAS, the Company and Executive desire to amend said Agreement as hereinafter provided.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other valuable consideration, receipt of which is hereby acknowledged, and in recognition of the prior services rendered by the Executive, the parties agree as follows:

                  1. Sub-paragraph (b) of paragraph 3 of the Executive Employment Agreement is amended in its entirety to read as follows:

                  (b) (i) For each of the seven consecutive 12 month periods commencing with the first day of the month immediately following the date of Executive's death, the Death Benefit shall be $16,666.66 per month.


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                           (ii) For the next eight consecutive 12 month periods,
                  the Death Benefit shall be $8,333.33 per month.

                  2. Except as herein specifically amended, the Executive Employment Agreement remains in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      YAVAPAI HILLS, INC.



                                      By: /s/ Michael J. Klein
                                         ---------------------------------



/s/ Aaron W. Weingarten
---------------------------------------
AARON W. WEINGARTEN


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